EXHIBIT 99.1                                            Contact: Elaine Chin
                                                                 SBE, Inc.
                                                                 (925) 355-7604
                                                                 ychin@sbei.com


                 SBE and PyX Technologies Sign Merger Agreement


SAN RAMON, CA -- March 28, 2005 -- SBE, Inc. (NASDAQ: SBEI), a leading provider of high-performance OEM communications solutions, today announced that it has signed a definitive merger agreement to acquire PyX Technologies, Inc., a privately-held company specializing in the development of iSCSI software solutions.

iSCSI is Internet Small Computer System Interface, an Internet Protocol
(IP)-based storage networking standard for linking data storage systems, developed by the Internet Engineering Task Force. By carrying SCSI commands over IP networks, iSCSI software is used to facilitate data transfers over intranets and to manage storage over long distances. The iSCSI protocol is among the key technologies expected to help bring about rapid evolution of the storage area network (SAN) market, by increasing the capabilities and performance of storage data transmission. Because of the ubiquity of IP networks, iSCSI can be used to transmit data over local area networks, wide area networks or the Internet and can enable location-independent data storage and retrieval.

PyX Technologies, based in San Ramon, CA, provides storage OEMs with an enterprise-level IP storage solution that is standards-based, fault-tolerant and cost-efficient. PyX's iSCSI solutions deliver a software protocol that transports data to and from networked storage with error recovery and multi-path capabilities previously only available in costly Fibre Channel architectures. PyX's iSCSI products are capable of interfacing with SATA, SCSI, Fibre Channel, PATA and other storage devices.

SBE and PyX formed a technology alliance in May 2004 to provide a joint iSCSI storage management solution coupling SBE's dual port Gigabit Ethernet TCP/IP Offload Engine (TOE) board with PyX's fault-tolerant, high availability iSCSI software. "While our alliance with PyX has yielded positive demand and sales activity for our bundled iSCSI and TOE products, we believe the merger allows us to accelerate our progress and better serve this burgeoning marketplace with fully-integrated, enterprise-quality iSCSI packages," commented Dan Grey, President and Chief Executive Officer of SBE.

 "We believe that acquiring PyX Technologies will help propel SBE into the forefront of IP storage innovation and enable us to secure a strong foothold as

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the dominant player in the iSCSI SAN arena. We intend to leverage the R&D that
PyX has invested in developing its iSCSI Target and Initiator products, and use that established technology as a platform from which to build next generation IP storage solutions, including support for 10-Gigabit Ethernet, encryption, acceleration and PCI Express," continued Grey.

SBE expects to complete the acquisition in its third fiscal quarter, subject to satisfaction of closing conditions set forth in the merger agreement. In addition to customary closing conditions, the transaction is subject to the approval of SBE's shareholders and contingent upon raising additional capital concurrent with the closing of the merger.

About SBE

SBE designs and provides network communications solutions for an extensive range of applied computing applications. SBE offers a robust portfolio of standards-based WAN, LAN, Storage network interface cards (NICs) as well as communications controllers designed to enable optimal performance and rapid deployment across a full spectrum of next generation networking systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available about SBE at www.sbei.com.


Required statement under Rule 14a-12 under the Securities Act of 1934:
In connection with the proposed transaction, SBE, Inc. intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission ("SEC"). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF SBE ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by SBE with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and stockholders of SBE may obtain free copies of the documents filed with the SEC by contacting the Chief Financial Officer of SBE at (925) 355-7700 or by writing to the Chief Financial Officer at SBE, Inc., 2305 Camino Ramon, Suite 200, San Ramon, CA 94583. You may also read and copy any reports, statements, and other information filed by SBE with the SEC at the SEC public reference room at 450 Fifth Street, NW, Room 1200, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or visit the SEC's web site for further information on its public reference room.

SBE and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the SBE stockholders in favor of the proposed transaction. Certain executive officers and directors of SBE have interests in the proposed transaction that may differ from the interests of stockholders generally. These interests, if any, will be described in the proxy statement when it becomes available.

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